EXHIBIT 21

MICROSEMI CORPORATION SUBSIDIARIES

AS OF SEPTEMBER 28, 2008

NAME OF MICROSEMI CORPORATION ENTITIES	JURISDICTION
Microsemi Corp. – Santa Ana	Delaware
Microsemi Corp. – Scottsdale	Arizona
Microsemi Corp. – Colorado	Colorado
Microsemi Corp. – Massachusetts	Delaware
Microsemi Corp. – Analog Mixed Signal Group	Delaware
Microsemi Corp. – Power Products Group	Delaware
Microsemi Corp. – RF Power Products	Delaware
Microsemi Corp. – Montgomeryville	Delaware
Microsemi Corp. – Advanced Technology Center	Delaware
PowerDsine, Inc.	New York
T.S.I. Microelectronics Corp.	Massachusetts
Micro WaveSys, Inc.	California
Microsemi Real Estate, Inc.	California
Semicoa Acquisition Corp.	Delaware
Microsemi Ireland Trading, Ltd.	Ireland
Microsemi Power Module Products, SAS	France
Microsemi Corp. – Analog Mixed Signal Group, Ltd.	Israel
Microsemi Corp. – International	Cayman Islands
Microsemi Corp. – Holding	Cayman Islands
Microsemi Israel, Ltd.	Israel
Micro (Bermuda), Ltd.	Bermuda
Microsemi Comercial Offshore de Macao Limitada	Macau
Shanghai Microsemi Semiconductor Co., Ltd.	China
Microsemi Hong Kong	Hong Kong
Semicoa Acquisition Corp.	Delaware
Microsemi Taiwan Representative Office	Taiwan
Microsemi Singapore Pte. Ltd.	Singapore
Microsemi Corp. – Japan	Japan